Exhibit 99.1

Contact:    Allen & Caron, Inc.
            Mark Alvino (investors),  Mark@allencaron.com
            212-698-1360
            Owen Daley (media), Owen@allencaron.com
            714-252-8440

                  TELEPAD ACQUIRES L&E MOBILE COMPUTER MOUNTS

HERNDON, VA (May 28, 1998)....TELEPAD CORPORATION (Nasdaq:TPADA) announced today the acquisition of privately-held L&E Mobile Computer Mounts, Inc., based near Philadelphia, Pennsylvania. L&E is an established integrator of vehicle-mounted communications hardware. It will continue operations under current management as a wholly-owned subsidiary of TelePad. Acquisition terms include $1.3 million in cash, 900,000 TelePad common shares, 950,000 TelePad preferred shares, which subject to approval of TelePad's shareholders, will be converted into 950,000 common shares, and an earnout payment based upon up to three years of L&E's post-closing performance. TelePad has certain obligations to repurchase the TelePad common and preferred shares it issued in the acquisition, and is also obligated to make certain equity investments in L&E totalling $1,000,000.

         TelePad Chairman & CEO Don Barrett commented, "L&E's industry-recognized systems, services and strong senior management are expected to enhance our organization's value."

         Barrett also said that L&E's established reputation in the public safety vehicle sector "is expected to further enhance TelePad's presence in that particular -- and rapidly growing -- mobile communications market."

         Simultaneously, TelePad has entered into agreements with private investors and obtained a portion of the L&E acquisition price through the issuance of convertible notes by TelePad in an aggregate gross amount of $1.5 million. Such notes are convertible into


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TelePad common stock on certain conditions, including TelePad shareholder approval with respect to the issuance of a portion of the shares issuable to such investors.

         TelePad Corporation is a recognized leader in the development of innovative Field Force Automation. TelePad provides "total solutions," including mobile computer platforms, application software framework, wireless networking and integration services that enhance the productivity of the mobile professional.

The statements in this media release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with the uncertainties pertaining to acquisitions and strategic alliances, customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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